                                                                    Exhibit 11.1


                             EDISON SCHOOLS, INC.
               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE
                (dollars in thousands, except per share amounts)



                                               For the year ended June 30, 1999

Net (loss)                                                   $(50,317)
                                                             ----------

Common stock outstanding at:
  July 1, 1997
  July 1, 1998                                              6,214,711

Convertible preferred stock outstanding at:
  July 1, 1997
  July 1, 1998                                             43,448,289


Add:

Series D Convertible Preferred Stock                        5,732,766

Series F Convertible Preferred Stock                          271,060

Series G Convertible Preferred Stock                           54,795
                                                            ----------

Pro forma weighted average number of shares
  outstanding, assuming conversion of
  convertible preferred                                    55,721,620
                                                           ----------

Pro forma net loss per share                                   $(0.90)
                                                           ----------

HISTORICAL LOSS PER SHARE

Net (loss)                                                   $(50,317)
                                                           ----------






              COMPUTATIONS OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING
                        FROM JULY 1, 1998 TO JUNE 30, 1999

                                                                          Common
                                                                           Stock            Common
                                    Date                # of Days       Equivalents          Stock
No. of Shares Issued               Issued              Outstanding           %            Equivalents
--------------------               ------              -----------      ------------      -----------
                               Common shares
 6,214,711               outstanding @ July 1, 1997         365             100%            6,214,711

                              Preferred shares
43,448,289               outstanding @ July 1, 1997         365             100%           43,448,289

 4,271,352                         8/27/98                  307             84.1%           3,592,617

 3,945,224                        12/14/98                  198             54.2%           2,140,149

 3,957,476                         6/5/99                    25              6.8%             271,060

   800,000                         6/5/99                    25              6.8%              54,795
----------                                                                                 ----------
62,637,052                                                                                 57,823,893
